Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Koppers Holdings Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑215117) on Form S-3 and (Nos. 333-135449, 333-200144, 333-211957, 333-219655 and 333-224658) on Form S-8 of Koppers Holdings Inc. of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Koppers Holdings Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule listed in the Index at Item 15(a)2, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Koppers Holdings Inc.

Our report dated March 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired Koppers Utility and Industrial Products (“UIP”) and Koppers Recovery Resources LLC (“KRR”) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, UIP and KRR’s internal controls over financial reporting associated with total assets of $275 million and total revenues of $163 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of UIP and KRR.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 1, 2019